July 14, 1994


Mr. Thomas A. Gordon
Good Times Restaurants Inc.
8620 Wolff Court, Suite 330
Westminster, CO 80030

Dear Tom:

This letter will set forth our agreement with respect to your continued employment by Good Times Restaurants Inc. (the
"Company").  For convenience we shall refer to you as "Gordon".

1.   Good Times currently employs Gordon as Executive Vice
     President and Chief Financial Officer.   Gordon devotes his
     full time best efforts to such position and in general to protecting and advancing the best interests of the Company and its subsidiaries.

2. Gordon's base compensation is currently $85,000 per annum. Such base compensation shall be periodically increased to the extent, if any, determined reasonable and appropriate by the Board of Directors of the Company. Gordon also has an expense allowance of $10,000 per annum and continues to participate in the fringe benefits, including vacations, accorded by the Company to its key executives.

3. In consideration for the efforts put forth by him in enhancing the value of the Company, upon (i) the sale of all or substantially all of the assets of the Company to a party that is not a "Related Party" (as defined below), (ii) the sale of at least 90% of the capital stock of the Company to a party which is not a Related Party, or (iii) a merger, consolidation, reorganization or other similar transaction to which the Company is a party, except for a transaction in which the Company is the surviving corporation and, after giving effect to such transaction, the holders of the Company's outstanding capital stock immediately before the transaction own enough of the Company's outstanding capital stock after the transaction to elect a majority of the Company's Board of Directors under ordinary circumstances (each, a "Sale"), Gordon will be entitled to compensation equal to one year's base salary, expense allowance and other benefits. For purposes of this Paragraph 3, a "Related Party" means any of the Shareholders or any entity which controls, is controlled by or under common control with a Shareholder or group of Shareholders that own enough of the Company's outstanding capital stock to elect a majority of the Company's Board of Directors.
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If this letter correctly sets forth our agreement, kindly sign and return the attached copy hereof.

Sincerely,

/s/ Dan W. James

Dan W. James
Chairman


AGREED TO THIS 14th DAY OF September, 1994.


/s/ Thomas A. Gordon
Thomas A. Gordon